FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST INC. ACQUIRES TWO PROPERTIES

IN SOUTHERN CALIFORNIA TOTALING $26 MILLION

     LONG BEACH/HAWTHORNE, CALIF. - Dec. 17, 2010 - In an all cash transaction, Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self-storage market -recently acquired two properties in Long Beach and Hawthorne, Calif., totaling approximately 1,600 units for an aggregate purchase price of $26 million.

The sites will be rebranded under the SmartStopSM Self Storage trade name.

     "These are premium Southern California infill locations that add significant value to our portfolio," said H. Michael Schwartz, SSTI's chairman and CEO. "Dense population and newer construction are key attributes to both sites."

     The first property is located at 8150 E. Wardlow Road in Long Beach and contains approximately 87,000 rentable square feet with approximately 830 units on approximately 3.7 acres of land. The facility is located in Los Angeles County with easy access to Interstate 405, Freeway 91 and Interstate 605. Built in 1999, it consists of four buildings, one of which is two stories. Amenities include surveillance cameras, individual locks, climate control, keypad entry and an office for onsite management.

     The second property is located at 12714 S. La Cienega Boulevard in Hawthorne, which is also part of Los Angeles County. The building contains approximately 87,000 rentable square feet with approximately 770 units on approximately 1.7 acres of land. It is adjacent to Interstate 405 access and is within one mile of access to Interstate 105. Built in 2004, the facility has one four-level building and another two-level building, along with a basement with ramp access. Amenities include surveillance cameras, individual locks, climate control, keypad entry and office and apartment for management.

     "The Hawthorne site stands out due to its close proximity to the 405 Freeway, a dense surrounding population, newer construction and a great location between LAX and Manhattan Beach," said Wayne Johnson, senior vice president of acquisitions for SSTI. "Both Long Beach and Hawthorne are high quality sites that will carry out our brand well."

     Although the properties were never put on the open market, there was competition from several other potential buyers, said Dean Keller of Bancap Self Storage Group, Inc., who brokered the transaction for SSTI.

     "This deal could have easily fallen apart if Strategic hadn't been such a strong and qualified buyer," Keller said. "The seller had turned down many compelling offers on these first-class properties, but selected Strategic based on their track record, financial strength and ability to perform. Everybody worked hard - both the seller and the buyer - and it was a very fast close."

     The Los Angeles Metropolitan area is the third largest metropolitan economy in the world, with a population of 13 million and a GDP of over $500 billion.* Major economic drivers include international trade and commerce with an extensive transportation network with Los Angeles International Airport and the shipping ports of Los Angeles and Long Beach.

     SSTI also owns a location in Orange County, California at 25650 Baffin Bay Dr. in Lake Forest, which consists of approximately 1,300 units.

     Since the launch of SSTI 2.5 years ago, SSTI's portfolio of wholly-owned properties has expanded to include 43 properties in 15 states (Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Mississippi, Nevada, New Jersey, Pennsylvania, South Carolina, Tennessee, Texas and Virginia) and Toronto - Ontario, Canada.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT's storage facilities are branded as SmartStopSM Self Storage throughout the country. Its portfolio includes approximately 30,000 self-storage units and 3.8 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings LLC, which manages a growing portfolio of over 6.9 million square feet of commercial properties, including 5.3 million square feet of self-storage facilities, with a combined market value of over $744 million.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in our prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.
Media Contacts: Vanessa Showalter Media Strategist Anton Communications 949-748-0542 vshowalter@antonpr.com www.antonpr.com Genevieve Anton
Principal Anton Communications 714-544-6503 ganton@antonpr.com www.antonpr.com

*City of Los Angeles website: http://www.losangelesworks.org/whyLaWorks/the-la-economy.cfm